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                                                                      EXHIBIT 11
                         MCDERMOTT INTERNATIONAL, INC.
                         CALCULATION OF EARNINGS (LOSS)
                     PER COMMON AND COMMON EQUIVALENT SHARE

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED
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


                                                                              THREE                         SIX
                                                                          MONTHS ENDED                 MONTHS ENDED
                                                                     ----------------------       ---------------------
                                                                      9/30/96       9/30/95       9/30/96       9/30/95
                                                                     --------      --------       -------      --------
                                                                                         (Unaudited)

Net Income (Loss)                                                    $(12,430)     $  9,054      $(20,254)     $ 17,886

Less dividend requirements of preferred
  stock, Series C                                                      (2,067)       (2,067)       (4,133)       (4,133)
-----------------------------------------------------------------------------------------------------------------------

Net income (loss) for primary computation                            $(14,497)     $  6,987      $(24,387)     $ 13,753
=======================================================================================================================

Weighted average number of common
  shares outstanding during the period                             54,694,402    54,197,329    54,603,746    54,107,556

Common stock equivalents of stock options
  and stock appreciation rights based on
  "treasury stock" method                                                   -       162,310             -       278,817
-----------------------------------------------------------------------------------------------------------------------

Weighted average number of common
  shares outstanding during the period                             54,694,402    54,359,639    54,603,746    54,386,373
=======================================================================================================================

Net Income (loss) per common and
  common equivalent share: /(1)/                                     $  (0.27)     $   0.13      $  (0.45)     $   0.25
=======================================================================================================================

/(1)/ Net Income (Loss) per common and common equivalent share assuming full dilution are the same for the periods presented.
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